Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2023, with respect to the consolidated financial statements of Oragenics, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
January 10, 2024